EXHIBIT 99.1

United-Guardian Announces Regular and Special Dividends

HAUPPAUGE, N.Y., Nov. 30, 2017 (GLOBE NEWSWIRE) -- United-Guardian, Inc. (NASDAQ:UG), a manufacturer of cosmetic ingredients, personal and health care products, pharmaceuticals, and specialty industrial products, announced today that the company's Board of Directors, at its meeting on November 29, 2017, declared both a semi-annual dividend of $0.50 per share and a special dividend of an additional $0.50 per share. When added to the $0.42 per share dividend the company paid in June 2017, this brings the total dividends paid by the company this year to $1.42, the most ever paid by the company in one year. Both dividends will be paid on December 18, 2017, to all stockholders of record as of December 11, 2017.

“We are pleased to be able to pay both a semi-annual and special dividend this December” stated Ken Globus, President of United-Guardian. “With strong 2017 sales, as well as confidence that 2018 will be strong as well, the Board concluded that in light of the company’s strong cash position it would be appropriate to distribute a special dividend this year. This decision also reflects our continuing commitment to return excess cash to shareholders when it is appropriate to do so. The Board believes that paying a special dividend at this time will not in any way compromise our ability to fund any anticipated capital expenditures, and is in the best interests of our stockholders.”

Contact:
Robert S. Rubinger
Public Relations
(631) 273-0900

NOTE:   This press release contains both historical and "forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements about the company’s expectations or beliefs concerning future events, such as financial performance, business prospects, and similar matters, are being made in reliance upon the “safe harbor” provisions of that Act. Such statements are subject to a variety of factors that could cause our actual results or performance to differ materially from the anticipated results or performance expressed or implied by such forward-looking statements. For further information about the risks and uncertainties that may affect the company’s business please refer to the company's reports and filings with the Securities and Exchange Commission.